Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160648

Prospectus Supplement No. 1
(to Prospectus dated October 26, 2009)

CLEVELAND BIOLABS, INC.
4,366,381 Shares

This Prospectus Supplement No. 1 supplements and amends the prospectus dated October 26, 2009 (the “Prospectus”) relating to the offer and sale of up to 4,366,381 shares of our common stock which may be offered from time to time by the selling stockholders identified in the Prospectus for their own accounts.  This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with the original Prospectus.

This Prospectus Supplement No. 1 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement No. 1.  We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves risk.  See “Risk Factors” on page 6 of  the Prospectus, and on page 20 of the Form 10-K filed by us with the Securities and Exchange Commission on March 30, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 1 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is November 23, 2009.

EXPLANATORY NOTE

This Prospectus Supplement No. 1 supplements the disclosure on page 17 of the Prospectus.

On November 23, 2009, Cleveland BioLabs, Inc. (the “Company”) entered into an advisory agreement with Garden State Securities, Inc. (“GSS”) pursuant to which GSS will provide various financial advisory services, including guidance regarding corporate finance and other strategic transactions.  In consideration for its services, the Company shall issue GSS (or its designees) 70,000 shares of restricted stock no earlier than January 1, 2010.  The services rendered under this agreement are unrelated to the Company’s sale of its Series D Convertible Preferred Stock in February and March of 2009.